February 9, 2009

As we enter the New Year, I would like to take this opportunity to summarize the goals we have established for 2009.

You are all well aware of the challenges we faced in 2008 with the systemic breakdown of the capital markets worldwide. More specific to Advanced ID, we experienced the meltdown of the auto industry which has greatly impacted the tire industry. Estimates of decreased global tire production are upwards of 40%. We are working to meet these challenges, and in order to deal with the crisis at hand, our Board has approved the following:

We are restructuring our UK and China operations. This has been done due to the overwhelming legal, accounting and compliance costs involving the management of our foreign operations. We are no longer pursing the acquisition of DDCT and we are presently in preliminary negotiations for cross licenses and exclusivity to benefit both parties. We believe we can achieve a comparable economic benefit to completing such a transaction through exclusive licenses.

We have implemented a company wide cost reduction program which will result in significant reductions in expenses in 2009. Included in that program is a new plan that has all of our sales managers and sales organizations compensation plans more closely aligned with sales results. Our revised salary and commission structure will result in a reduction of overhead and increased revenue. In view of the adverse economic conditions impacting both shareholders and the company, Company Board members have relinquished stock they received for services in 2008.

Hubert Meier, our Asia based Director, has resigned effective February 1, for personal reasons. Hubert has agreed to continue as a consultant to Advanced ID.

Looking ahead, we believe our two core businesses, pet recovery and tire management for fleet owners, operate in markets that are relatively recession-resistant. We see strong opportunities to increase market share both internally and through the introduction of new products in coming months. For example, in our pet recovery business, we have shipped 10,000 companion animal microchips this week to Beijing and we have received our first order for readers and tags from Peru.

As part of our restructuring, we are increasing our global sales and support capabilities by allowing Advanced ID, Brazil to focus its efforts throughout South America. In 2009, we will have critical local customer support in this very important market.

The results of our restructuring efforts will become evident in coming quarters in the form of stronger cash flow results. In spite of the uncertain economic environment, we remain cautiously optimistic.

Accordingly, we are taking a number of other measures in order to conserve resources, including some in the area of employee compensation. We will continue to look for other areas in the Company's operations where costs can be reduced, without impairing the core strengths of the Company.

We realize that all shareholders are concerned with the share price. The Board believes that increased revenue will be the best way to strengthen shareholder equity.

In summary, I believe we are well positioned to meet the challenges presented in 2009. I thank you for your continued support, and I look forward to frequent communications with you over the coming year.

Sincerely,

Seymour Kazimirski, Chairman
Advanced ID Corporation

About Advanced ID Corporation: Advanced ID Corporation is a complete solutions provider in the RFID market with a focus on the tire management industry. The company is also a major factor in the tire inspection business through its UK based Pneu-Logic subsidiary. The Company is active in the pet recovery business through its AVID Canada subsidiary in Calgary, Alberta, and has developed a UHF RFID reader product line through its Advanced ID Asia Engineering technical support and business development partner in Chiang Mai, Thailand.

Safe Harbor Statement: Statements in this press release other than statements of historical fact, including statements regarding the Company's plans, beliefs and estimate as to projections are "forward0looking statements. Such statements are subject to certain risks and uncertainties, including factors listed from time to time in the Company's SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the Company's judgment as of the date of this release. Advanced ID Corporation does not undertake to update, revise or correct any forward-looking statements.

For further information visit Advanced ID Corporation at www.advancedidcorp.com